SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported) January 16, 2004


                              Millennium Cell Inc.
               (Exact Name of Registrant as Specified in Charter)


          Delaware                  000-31083             22-3726792
(State or Other Jurisdiction    (Commission File         (IRS Employer
      of Incorporation)              Number)          Identification No.)


               1 Industrial Way West, Eatontown, New Jersey 07724
               (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code (732) 542-4000


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

         On January 16, 2004, Millennium Cell Inc. (the "Company") entered into a private placement transaction with an accredited investor (the "Purchaser"), pursuant to the terms of a Securities Purchase Agreement between the Company and the Purchaser (the "Purchase Agreement"). The private placement was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of such Act. Pursuant to the terms of the Purchase Agreement, the Purchaser is obligated, subject to satisfaction of certain conditions that are outside of its control, to purchase $6 million principal amount of unsecured convertible debentures (the "Initial Debentures") and, at the Company's sole option, up to an additional $4 million principal amount of unsecured convertible debentures, if any (the "Additional Debentures"). In addition, the Company will issue up to 200,249 shares of common stock at a discount to its current market price to the Purchaser (the "Common Stock").

         The Company is obligated to register the resale of the Common Stock issued in the transaction and the common stock issuable upon the conversion of the Initial Debentures and Additional Debentures on registration statements on Form S-3 to be filed with the Securities and Exchange Commission. The Company has agreed to file registration statements within 30 days after the closing date of the Initial Debentures and 30 days after the closing date of the Additional Debentures.

         Initial Debentures. Upon satisfaction of certain conditions not within the control of the Purchaser, the Initial Debentures are expected to be issued upon effectiveness of a registration statement relating to the resale of the underlying shares of common stock. The Initial Debentures will be in the aggregate principal amount of $6 million and will be due 18 months from the date of issuance, subject to six 30 day extensions. The Initial Debentures will be convertible to common stock at a conversion price equal to 120% of the average of the closing prices for the five trading days immediately preceding the closing date for the Initial Debentures, subject to anti-dilution and other conversion price adjustments. The Initial Debentures bear interest at 6%. The Company is also permitted to issue shares of common stock to satisfy the interest obligation, if certain conditions to such issuance are satisfied. Any such shares issued would also be at a discount to the then current market price. In addition, the Company must comply with several restrictive financial covenants.

         Additional Debentures. Upon satisfaction of certain conditions not within the control of the Purchaser, the Company may require the Purchaser, on a single occasion, to purchase up to $4 million principal amount of Additional Debentures, if any, provided that the Company is in compliance in all material respects with the terms of the transaction documents, no event of default exists under the Initial Debentures and at least $4 million principal amount of the Initial Debentures have been converted into common stock in accordance with the terms of the Initial Debentures. The Additional Debentures will be in the aggregate principal amount of up to $4 million and will be due 18 months from the date of issuance, subject to six 30 day extensions. The Additional Debentures will be convertible to common stock at a conversion price equal to 120% of the average of the closing prices for the five trading days immediately preceding the closing date for the Additional Debentures, subject to anti-dilution and other conversion price adjustments. The Additional Debentures will bear interest at 6%. The Company is also permitted to issue shares of common stock to satisfy the interest obligation, if certain conditions to such issuance are satisfied. Any such shares issued would also be at a discount to the then current market price. In addition, the Company must comply with several restrictive financial covenants.

         The Initial Debentures and Additional Debentures may not be converted to common stock to the extent that the Purchaser would then beneficially own, together with its affiliates, more than 9.999% of our common stock then outstanding subsequent to the applicable conversion.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            MILLENNIUM CELL INC.
                            (Registrant)


                            By: /s/ Stephen S. Tang
                                -------------------
                                Stephen S. Tang, Ph.D.
                                President, CEO & Acting CFO

Dated:       January 21, 2004